EXHIBIT 23
Consent of Independent Registered Public Accounting Firm

We consent to the incorporation by reference in the registration statements (Nos. 333‑265415 and 333-265410) on Form S-3, the registration statements (Nos. 333-215099 and 333-78803) on Form S-4, and the registration statements (Nos. 333-256932, 333-159465, 333-211815, 333-189028, 333-142831, and 333-76625) on Form S-8 of our report dated February 29, 2024, with respect to the consolidated financial statements and financial statement schedule III of EPR Properties and the effectiveness of internal control over financial reporting.

/s/ KPMG LLP

Kansas City, Missouri
February 29, 2024